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                                                                     Exhibit 3.1


                            AMENDMENT TO BTG, INC.'S
                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

         Article 3 of BTG, Inc.'s Amended and Restated Articles of Incorporation is hereby amended and restated as follows:

                 ARTICLE 3.  CAPITAL STOCK

                          The total number of shares that the Company shall
                 have the authority to issue is twenty-one million (21,000,000) shares, of which twenty million (20,000,000) shares shall be Common Stock ("Common Stock") and one million (1,000,000) shares shall be Preferred Stock ("Preferred Stock"). To the extent permitted by the Virginia Stock Corporation Act, the Board of Directors, by an adoption of an amendment to the articles of incorporation, may fix in whole or part, the preferences, limitations and relative rights of (i) any class of shares before the issuance of any shares of that class or
                 (ii) one or more series within a class before the issuance of any shares of that series.